December 28, 2006

Structured Asset Mortgage Investments II Inc.

383 Madison Avenue

New York, New York 10179

Re:	Bear Stearns Alt-A Trust 2006-8, Mortgage Pass-Through Certificates 2006-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3, filed by Structured Asset Mortgage Investments II Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission on March 10, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of Bear Stearns Alt-A Trust 2006-8, Mortgage Pass-Through Certificates 2006-8 (the “Certificates”). The Certificates are issuable in series (each, a “Series”). The Certificates of each Series will be issued pursuant to documentation more particularly described in the prospectus dated December 27, 2006 and the prospectus supplement dated December 28, relating to such Series (the “Issuing Documentation”). The Certificates of each Series are to be sold as set forth in the Registration Statement, any amendment thereto, and the prospectus and prospectus supplement relating to such Series.

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) the necessary entity authorization, execution, authentication, payment and delivery of and under all documents, and the necessary entity power and authority with respect thereto.

Based on such examination and the other assumptions set forth herein, we are of the opinion that the Certificates of each Series will be legally issued, fully paid and non-assessable, and the holders of the Certificates will be entitled to the benefits of the related Issuing Documentation, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws

Structured Asset Mortgage Investments II Inc.

December 28, 2006

relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law. We express no opinion with respect to any series of Certificates for which we do not act as counsel to you.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK HERRINGTON & SUTCLIFFE

ORRICK, HERRINGTON & SUTCLIFFE LLP